As filed with the Securities and Exchange Commission on March 13, 2026

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

VIVOPOWER INTERNATIONAL PLC

(Exact name of registrant as specified in its charter)

England and Wales	Not applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Suite 4, 7th Floor, 50 Broadway,

London, United Kingdom

SW1H 0DB

Telephone: +44 203 667 5158

(Address of principal executive office)

VivoPower International PLC Amended and Restated 2017 Omnibus Incentive Plan

(Full title of the plan)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See definition of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 (the “Registration Statement”) is filed by VivoPower International PLC (the “Registrant”) pursuant to General Instruction E to Form S-8, to register an additional 3,603,598 A Ordinary Shares, nominal value $0.12 per share, of the Registrant (“Ordinary Shares”), issuable pursuant to future awards that may be granted under the Registrant’s Amended and Restated 2017 Omnibus Incentive Plan (the “OIP”). At an extraordinary general meeting held on January 30, 2026, the shareholders of the Registrant approved the redesignation of the Registrant’s ordinary shares publicly listed on The Nasdaq Capital Market into the Ordinary Shares. The basis for the additional Ordinary Shares is the two actions described herein. The first action is the increase of the OIP share reserve by 626,361 Ordinary Shares on July 1, 2025, pursuant to the OIP evergreen provision that allows for the annual increase in the OIP share reserve by 5.0% of the outstanding number of Ordinary Shares on the immediately preceding June 30. The second action is the increase of the OIP share reserve by an additional 2,977,237 Ordinary Shares pursuant to the January 30, 2026, affirmative vote of the Registrant’s shareholders to amend the OIP by increasing the number of Ordinary Shares reserved for issuance under the OIP from 10% to 15% of the outstanding number of Ordinary Shares.

This Registration Statement registers additional securities of the same class as other securities for which the registration statements filed on Form S-8 on July 28, 2024, July 28, 2023, December 8, 2022, December 21, 2020 and October 12, 2018 (File Nos. 333-281085, 333-273520, 333-268720, 333-227810 and 333-251546) are effective (collectively, the “Previous Registration Statements”). The information contained in the Previous Registration Statements is hereby incorporated by reference pursuant to General Instruction E of Form S-8.

In accordance with the instructional Note to Part I of Form S-8 as promulgated by the Securities and Exchange Commission, the information specified by Part I of Form S-8 has been omitted from this Registration Statement on Form S-8 with respect to the A Ordinary Shares.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 8. Exhibits.

Exhibit Number	Exhibit Description	Filed Herewith	Incorporated by Reference herein from Form or Schedule	Filing Date	SEC File/ Reg. Number
3.1	Articles of Association of the Registrant.	X

4.1	Form of Certificate Evidencing Ordinary Shares.		Form F-3 (Exhibit 4.1)	12/23/2025	333-292437

5.1	Opinion of Shoosmiths LLP.	X

23.1	Consent of Independent Registered Public Accounting Firm.	X

23.2	Consent of Shoosmiths LLP (included in Exhibit 5.1).	X

24.1	Power of Attorney (included on the signature page hereof).	X

99.1+	Amended and Restated VivoPower International PLC 2017 Omnibus Incentive Plan (including appendix Sub-Plan for Non-Employees).	X

107	Filing Fee Table.	X

+ Denotes management contract or compensatory plan or arrangement

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of London, United Kingdom, on March 13, 2026.

VIVOPOWER INTERNATIONAL PLC

By:	/s/ Kevin Chin
Kevin Chin Executive Chairman

KNOW ALL BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Kevin Chin and each or any one of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Kevin Chin	Chief Executive Officer, Executive Chairman and Director	March 13, 2026
Kevin Chin	(Principal Executive Officer)

/s/ Michael Hui	Director	March 13, 2026
Michael Hui

/s/ Peter Jeavons	Director	March 13, 2026
Peter Jeavons

/s/ William Langdon	Director	March 13, 2026
William Langdon

SIGNATURE OF AUTHORIZED U.S. REPRESENTATIVE OF THE REGISTRANT

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of VivoPower International PLC has signed this registration statement on March 13, 2026.

VIVOPOWER INTERNATIONAL PLC

By:	/s/ William Langdon
Name:	William Langdon
Title:	Director